EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 29, 2010 (the “Effective Date”), by and among New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”), and Dane R. Saglio, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, the Company and the Executive wish to enter into the Agreement on the terms and conditions as set forth herein, pursuant to which the Executive will serve as Chief Financial Officer of the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
EMPLOYMENT, TERM AND DUTIES

1.1           Employment.  The Company shall hereby employ Executive as Chief Financial Officer, upon the terms and conditions set forth in this Agreement.

1.2           Term.  This Agreement shall continue from the Effective Date through March 28, 2013 (the “Term”), unless earlier terminated under Article 5; provided, that the Term shall automatically renew for additional one-year periods unless either the Company or Executive gives notice of non-renewal at least ninety (90) days prior to expiration of the Term (as such Term may have been extended by any renewal period).

1.3           Duties.  Executive shall report to the Company’s Chief Executive Officer (the “CEO”) and shall perform all the customary duties and obligations reasonably associated with the position of Chief Financial Officer, including supervising financial, accounting and auditing matters, assisting the Company in capital raising and strategic transactions, providing general strategic advice to the CEO and performing such other duties reasonably assigned to the Executive by the CEO.  Executive shall perform the services contemplated herein faithfully and diligently.  While performing such services, Executive shall devote substantially all of his business time and efforts to rendering such services; provided, that Executive may participate in social, civic, charitable, religious, business, educational or professional associations, and, with the prior written approval of the Board of Directors (the “Board”), serve on the boards of directors, or other similar governing body, of entities other than the Company, so long as such participation or service does not materially interfere with the duties and obligations of Executive hereunder.

ARTICLE 2
COMPENSATION

2.1           Salary.  In consideration for Executive’s full-time services hereunder, the Company shall pay Executive an annual salary at the rate of $200,000 per year, payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings).  The annual salary shall be reviewed by the CEO and the Compensation Committee of the Board of Directors (the “Compensation Committee”) no less frequently than annually and may be increased (but not decreased) at the discretion of the CEO and the Compensation Committee.

2.2           Annual Cash Bonus.  Executive shall be entitled to earn bonuses during the Term (the “Annual Cash Bonus”), based upon Executive’s achievement of performance objectives set by the Compensation Committee (the “Performance Goals”), with a targeted bonus of fifty percent (50%) of Executive’s annual salary for such fiscal year (or partial fiscal year).  Any such bonus will be paid within the year following the year for which the cash bonus was earned.

2.3           Stock Options.  In consideration of the services to be rendered under this Agreement:

 (a) Subject to the approval requirements set forth in Section 2.3(c) below, the Company shall grant to Executive options to purchase 220,000 shares of the Company’s common stock at a price of $0.73 per share, of which 100,000 shares shall vest on the date hereof (the “Immediate Vested Options”), and the remainder shall vest in annual tranches as follows (collectively, the “Time-Based Options”):

40,000 shares shall vest on the first anniversary of the Effective Date;

40,000 shares shall vest on the second anniversary of the Effective Date; and

40,000 shares shall vest on the third anniversary of the Effective Date.

(b) Subject to the approval requirements specified in Section 2.3(c) below, the Company shall grant to the Executive options to purchase 180,000 shares of the Company’s common stock at a price of $0.73 per share which shall vest in annual tranches based on the achievement of Performance Goals established by the Compensation Committee, as set forth below  (collectively, the “Performance Options” and together with the Time-Based Options the “Options”):

60,000 shares of the Performance Options shall vest in respect of the fiscal year ending December 31, 2010 if the Performance Goals for such year are met;

60,000 shares of the Performance Options shall vest in respect of the fiscal year ending December 31, 2011 if the Performance Goals for such year are met; and

60,000 shares of the Performance Options shall vest in respect of the fiscal year ending December 31, 2012 if the Performance Goals for such year are met.

The Performance Goals for each fiscal year shall be established by the Compensation Committee.  The Compensation Committee shall determine whether the Performance Goals for the preceding fiscal year have been met, and if such Performance Goals are determined to have been met, the Performance Options in respect of such fiscal year shall be deemed to be vested as of such date of determination.  The Time Based Options and the Performance Options shall be more fully documented in one or more Stock Option Agreement(s) containing customary terms and conditions and shall expire on the tenth (10th) anniversary of the Effective Date.

(c)  The 40,000 shares of Time-Based Options, which vest on the third anniversary of the effective date, and the 60,000 shares of Performance Options, which vest in respect of the fiscal year ending December 31, 2012 if the Performance Goals for such year are met, (the “Conditional Grants”) shall be subject to shareholder approval of sufficient additional shares under the Company’s Omnibus Incentive Plan to provide for the grant of the Options. If shareholder approval is not obtained, Executive shall not be granted such Conditional Grants.

2.4           Awards Subject to Omnibus Incentive Plan.  All equity awards contemplated by this Agreement shall be subject to any caps, limitations, restrictions or other terms and conditions under the Company’s Omnibus Incentive Plan (or other such plan as may be adopted to supersede the Omnibus Incentive Plan), and the rules and regulations of the Securities and Exchange Commission and the Nasdaq Capital Market (or such other exchange on which the Company’s securities may be listed and traded.)

2.5           Other Performance-Based Cash or Equity Compensation Awards.  The Executive shall be eligible to participate in the Company’s existing Management Equity Compensation Plan and in any other performance-based cash or equity compensation plans that include the other Company executives.  The Executive shall be eligible for an annual performance-based restricted stock grant of up to 75% of Executive’s annual salary that vests in annual equal tranches over a three year period from the grant date. The amount of any cash or other equity awards to the Executive and terms and conditions thereof shall be determined by the Compensation Committee or by the Board.

ARTICLE 3

EXECUTIVE BENEFITS

3.1           Vacation.  Executive shall be entitled to three weeks vacation in 2010 and four weeks vacation each calendar year thereafter in accordance with the general policies of the Company applicable generally to other senior executives of the Company.  Unused vacation shall carry over in accordance with the general policies of the Company.

3.2           Executive Benefits.  Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as are available to other senior executives of the Company under the Company personnel policies in effect from time to time.  Executive shall receive all other such fringe benefits as the Company may offer to other senior executives of the Company generally under the Company personnel policies in effect from time to time, such as life, health and disability insurance coverage and paid sick leave.

3.3           Reimbursement for Expenses.  Executive shall be reimbursed by the Company for all documented reasonable expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time.  Any reimbursement under this Section 3.3 that is taxable to Executive shall be made by December 31 of the calendar year following the calendar year in which Executive incurred the expense.  The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year.

ARTICLE 4

INDEMNIFICATION

4.1            Indemnification.  Except as otherwise provided by applicable law, while the Executive is employed by the Company and thereafter while potential liability exists (but in no event less than three (3) years after termination), in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, then the Company may engage separate counsel on Executive’s behalf, and subject to the provisions of this Section 4, the Company will pay all attorneys’ fees of such separate counsel.

ARTICLE 5

TERMINATION

5.1           Grounds for Termination.

5.1.1             Death or Disability.  Executive’s employment shall terminate immediately in the event of Executive’s death or Disability.  “Disability” means Executive is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered Executive unable effectively to carry out his duties and obligations under this Agreement or unable to participate effectively and actively in the management of the Company for a period of ninety (90) consecutive days or for shorter periods aggregating to one hundred twenty (120) days (whether or not consecutive) during any consecutive twelve (12) months of the Term.

5.1.2             Cause.  The Company shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (“Cause”):

(a)	any willful act or willful omission, other than as a result of Executive’s Disability, that represents a breach of any of the terms of this agreement to the material detriment of the Company;

(b)	bad faith by Executive in the performance of his duties, consisting of willful acts or willful omissions, other than as a result of Executive’s Disability, to the material detriment of the Company; or

(c)
Executive’s conviction of, or pleading nolo contendere to, a crime that constitutes a felony involving fraud, conversion, misappropriation, or embezzlement under the laws of the United States or any political subdivision thereof, which conviction has become final and non-appealable.

5.1.3             Good Reason.  Executive may terminate his employment under this Agreement by giving written notice to the Company upon the occurrence of any one or more of the following events (“Good Reason”):

(a)	a material diminution during the Term in Executive’s Duties;

(b)	a material diminution during the Term in Executive’s annual salary or annual bonus opportunity;

(c)	a material breach by the Company of any term of the Agreement; or

(d)
failure of any successor to the Company as a result of a Change of Control (as defined in Section 5.1.4) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

5.1.4             Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a)
the direct or indirect acquisition by an unrelated Person or Group of Beneficial Ownership (each as defined herein) of stock that, together with stock already Beneficially Owned by such Person or Group, constitutes more than 50% of the voting power of the Company’s issued and outstanding voting stock or more than 50% of the fair market value of the Company’s issued and outstanding stock;

(b)	the direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(c)
the merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Company’s issued and outstanding voting securities immediately before such merger, consolidation or reorganization do not own, directly or indirectly, more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(d)
during any consecutive 12-month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election to the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors on the Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.

Notwithstanding the terms of this Section 5.1.4, none of the foregoing events shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor guidance of the Internal Revenue Service.

For purposes of determining whether a Change of Control has occurred, a Person or Group shall not be deemed to be “unrelated” if: (a) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (b) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (c) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question.

The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended.  Notwithstanding the foregoing, (a) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of the Company at the same time, or as a result of purchases in the same public offering, (b) Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar business transaction, with the Company, and (c) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar transaction, with the Company, such Person shall be considered to be acting as a Group with other shareholders only with respect to the ownership in such corporation prior to the transaction.

5.1.5             Opportunity to Cure.  Notwithstanding Sections 5.1.2 and 5.1.3, it shall be a condition precedent to a party’s right to terminate Executive’s employment for Cause or Good Reason, as applicable, that (a) such party shall have first given the other party written notice stating with reasonable specificity the breach on which such termination is premised within ninety (90) days after the party providing such notice becomes aware of such breach, and (b) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within forty-five (45) days after receipt of such notice.

5.1.6             Any Other Reason.  Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to the Company.

5.2           Termination Date.  Except as provided in Section 5.1.1 with respect to Executive’s death or Disability, and subject to Section 5.1.5, any termination under Section 5.1 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”).

5.3           Effect of Termination.

5.3.1             Termination with Cause or Voluntary Resignation without Good Reason Prior to a Change of Control.  If the Company (a) terminates the Executive’s employment with Cause or (b) the Executive voluntarily resigns prior to a Change of Control without Good Reason, the Company shall pay all Accrued Obligations to Executive in a lump sum in cash within ten (10) days after the Termination Date.  “Accrued Obligations” means the sum of (a) Executive’s annual salary hereunder through the Termination Date to the extent not yet paid, (b) the amount of any Annual Cash Bonus and any other cash compensation earned by Executive as of the Termination Date to the extent earned but not yet paid, and (c) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Termination Date to the extent earned but not yet paid; provided, however, vacation pay will not in any event be based on more than the maximum number of vacation days that Executive may be entitled to in a single year.

5.3.2             Termination without Cause or Voluntary Resignation with Good Reason.  If (a) the Company terminates the Executive’s employment without Cause or (b) the Executive voluntarily resigns with Good Reason:

(a)	the Company shall pay all Accrued Obligations to Executive in a lump sum in cash within ten (10) days after the Termination Date;

(b)
the Company shall accelerate the vesting on all stock grants and Time-Based Options, including the Conditional Grants if the conditions regarding shareholder approval in Section 2.3(c) have been met on or before the Termination Date;

(c)
the Company shall vest any Performance Options on a pro-rata basis at the end of the performance period to the extent the Compensation Committee determines that the performance targets have been achieved;

(d)
the Company shall pay to Executive, in a lump sum in cash no later than the Severance Payment Deadline (as defined in Section 5.3.55), an amount equal to the sum of (a) Executive’s Annual Salary as in effect on the Termination Date and (b) the average of the two (2) highest Annual Cash Bonuses earned by Executive for the three (3) prior years or, if Executive has not been employed for three (3) years, the target Annual Cash Bonus for the year of the Termination Date; and

(e)
for an 18 month period beginning on the Termination Date, the Company shall reimburse Executive for the COBRA premiums above Executive’s employee contribution in order to provide medical, dental, vision and life insurance benefits to Executive and/or Executive’s family at least equal to those which were provided at the Termination Date; provided, further, that Executive agrees to elect COBRA coverage to the extent available under the Company’s health insurance plans.  Any payment or reimbursement under this Section 5.3.2(b) that is taxable to Executive or any of his family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such family member incurred the expense.

“Annual Salary” shall mean Executive’s highest annual salary over the 12 months prior to the Termination Date.

5.3.3             Termination Due to Non-Renewal of Term.  In the event that Executive’s employment is terminated due to non-renewal of the Term, the Company shall pay to Executive (a) all Accrued Obligations to Executive in a lump sum in cash within ten (10) days after the Termination Date; (b) an amount equal to the sum of three months’ of Executive’s Annual Salary as in effect on the Termination Date, in a lump sum in cash no later than the Severance Payment Deadline (as defined in Section 5.3.55); and (c) for a twelve- month period beginning on the Termination Date, the Company shall reimburse Executive for the COBRA premiums above Executive’s employee contribution in order to provide medical, dental, vision and life insurance benefits to Executive and/or Executive’s family at least equal to those which were provided at the Termination Date; provided, further, that Executive agrees to elect COBRA coverage to the extent available under the Company’s health insurance plans.  Any payment or reimbursement under this section that is taxable to Executive or any of his family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such family member incurred the expense.

5.3.4             Termination Due to Death or Disability.  In the event that Executive’s employment is terminated due to Executive’s death or Disability, the Company shall pay all Accrued Obligations to Executive or Executive’s estate in a lump sum in cash within ten (10) days after the Termination Date. If Executive dies while employed by the Company, any vested options may be exercised on or before the option’s expiration date. Any option that remains unexercised after this period shall be forfeited.  In the event that Executive’s employment is terminated due to Death or Disability, the Company shall for a 12 month period beginning on the Termination Date, reimburse Executive for the COBRA premiums above Executive’s employee contribution in order to provide medical, dental, vision and life insurance benefits to Executive and/or Executive’s family at least equal to those which were provided at the Termination Date; provided, further, that Executive agrees to elect COBRA coverage to the extent available under the Company’s health insurance plans.  Any payment or reimbursement under this Section 5.3.2(b)4 that is taxable to Executive or any of his family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such family member incurred the expense.

5.3.5             Waiver and Release Agreement.  In consideration of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 5.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to the Company within fifty (50) days after the applicable Termination Date a Waiver and Release Agreement in the form attached hereto as Exhibit A without alteration or addition other than to include the date (the “Release”).  If Executive fails to execute and deliver the Release within fifty (50) days after the applicable Termination Date, or if Executive revokes such Release as provided therein, the Company shall have no obligation to provide any of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 5.3.2.  The timing of severance payments under clause (c) of Section 5.3.2 upon Executive’s execution and delivery of the Release shall be further governed by the following provisions (the last date on which such payments may be made, the “Severance Payment Deadline”):

(a)
in any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Executive, payments conditioned on execution of the release shall be made within ten (10) days after the Release becomes effective and such revocation rights have lapsed.

(b)
in any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two (2) taxable years of Executive depending on when Executive executes and delivers the Release, payments conditioned on execution of the Release shall be made within ten (10) days after the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.

5.4           Section 409A Limitations.  In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A, the stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A.  Such delay shall last six (6) months from the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company, except in the event of Executive’s death.  On the first day of the seventh month following the date of separation from service with the Company, or, if earlier, Executive’s death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 5.4.  Such catch-up payment shall bear simple interest at the prime rate of interest as published by The Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment.  Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.

Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Each payment made after termination of employment, including COBRA continuation reimbursement payments, will be considered one of a series of separate payments for purposes of Section 409A.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

5.5           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

5.6           No Set-Off or Mitigation.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive or others, except to the extent of the mitigation and setoff provisions provided for in this Agreement.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

ARTICLE 6

RESTRICTIVE COVENANTS

6.1           Confidential Information and Trade Secrets.

6.1.1             Obligation to Maintain Confidentiality.  Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to trade secrets and other confidential, proprietary, and non-public information concerning the business or affairs of the Company, and their respective subsidiaries (collectively, the “Companies”), including but not limited to methods or systems of their operation or management, any information regarding their financial matters, or any other material information (including member, subscriber, and provider lists and identifying information regarding members and subscribers) concerning the business of the Companies, their manner of operation, or their plans or other material data (collectively, “Confidential Information”).  Executive acknowledges that such trade secrets and Confidential Information are valuable and unique assets of the Companies and covenants that, both during and after the Term, Executive shall not disclose any trade secrets or Confidential Information to any person or entity (except as Executive’s duties as a director, officer or executive of the Company require) without the prior written authorization of the Board.  The obligation of confidentiality imposed by this Section 6.1 shall not apply to trade secrets or Confidential Information that otherwise become known to the public through no act of Executive in breach of this Agreement or which are required to be disclosed by court order, applicable law or regulatory requirements, nor shall it apply to Executive’s disclosure of trade secrets or Confidential Information to his attorneys and advisors in connection with a dispute between Executive and the Company.

6.1.2             Company Property.  All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of the Company or its providers, clients or customers that pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of  the Company that is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.  For purposes of this Section 6.1.2, “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

6.2           Inventions.  Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the Company.  Executive hereby assigns to the applicable the Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of the Company.  This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product.  Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions shall be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be.  Notwithstanding the foregoing, the Company shall not have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of the Company’s resources that does not relate to the business of the Company and does not result from any work performed by Executive for the Company.

6.3           Unfair Competition.

6.3.1             Scope of Covenant.  Executive acknowledges that in the course of employment with the Company, Executive has had access to and gained knowledge of the trade secrets and other Confidential Information of the Company; has had substantial relationships with the Company’s customers; and has performed services of special, unique, and extraordinary value to the Company.  Therefore, and in consideration of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 5.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees that notwithstanding any termination or non-renewal of this Agreement, during any period Executive is employed by the Company and for a period of one (1) year after termination of employment, Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, without the prior written consent of the Board:

(a)
work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, officer, director, or board member) any business that sells, markets, or provides any benefits or services within any state in which the Company is doing business at the time Executive ceases to be employed by the Company that are in direct competition with the benefits or services provided by the Company in such state, where Executive’s position or service for such business is competitive with or otherwise similar to any of Executive’s positions or services for the Company;

(b)
induce or solicit any employee of the Company to leave the employ of the Company, or recruit or hire any employee or former employee of the Company, unless such former employee has not been employed by the Company for a period in excess of six (6) months; provided, however, that the provisions of this clause (b) shall not apply to any member of Executive’s immediate family;

(c)
call upon any provider, customer, or agent of the Company about whom Executive has gained Confidential Information or with whom Executive, by virtue of his/her employment with the Company, has established a relationship or had frequent contact,  for the purpose of soliciting or selling benefits or services similar to those benefits or services that the provider, customer, or agent provides to or purchases from the Company; provided however, that the provisions of this clause (c) only apply to those persons or entities who are providers, customers, or agents of the Company at the time Executive ceases to be employed by the Company or who were providers, customers, or agents of the Company during the one-year period prior to the date Executive ceases to be employed by the Company; or

(d)
induce, solicit, request, or advise any provider, customer, or agent of the Company about whom Executive has gained Confidential Information or with whom Executive, by virtue of his/her employment with the Company, has established a relationship or had frequent contact, to withdraw, curtail, or cancel its business dealings with the Company;

provided, however, that nothing in this Section 6.3.1 shall be construed to preclude Executive from making any investment in the securities of any business enterprise whether or not engaged in competition with the Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed two percent (2%) of the outstanding voting securities of such enterprise, provided that such permitted activity shall not relieve Executive from any other provisions of this Agreement.

6.3.2             Nondisparagement.  Executive agrees that he will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding the Company, and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or their past or present employees, officers or other representatives.

6.3.3             Reasonableness.  It is agreed by the parties that the foregoing covenants in this Section 6.3 impose a reasonable restraint on Executive in light of the activities and business of the Company.  Executive acknowledges that the covenants in this Section 6.3 shall not prevent Executive from earning a livelihood upon the termination of employment hereunder, but merely prevent unfair competition with the Company for a limited period of time.

6.3.4             Severability.  The covenants in this Section 6.3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant or of any other provision of this Agreement.  In the event any court of competent jurisdiction shall determine that any provision of this Section 6.3 is invalid, illegal, or unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

6.3.5             Enforcement by the Company not Limited.  All of the covenants in this Section 6.3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

6.4           Breach of Restrictive Covenants.  The parties agree that a breach or violation of this Article 6 will result in immediate and irreparable injury and harm to the innocent party, and that the Company shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek a temporary, preliminary, or permanent injunction, specific performance, or other equitable relief to enforce the obligations hereunder or prevent the violation of the obligations hereunder.  In addition, in the event of an alleged breach or violation by Executive of the obligations in Section 6.3, the one-year period shall be tolled until such breach or violation has been cured.

ARTICLE 7

ARBITRATION

7.1           General.  Except for an action for equitable relief that is permitted to be sought pursuant to Section 6.4, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 7 and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Any arbitration shall take place in Florida.

7.2           Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over the location agreed upon in Section 7.1.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

7.3           Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

7.4           Fees and Costs.  The Company and the Executive shall be responsible for their own respective costs and fees of the arbitration until a final determination is made by the arbitrator.  The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees, subject to the requirement that such costs, expenses and attorneys’ fees are reasonable, as determined by the arbitrator.

7.5           Award Final and Binding.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 8

MISCELLANEOUS

8.1           Amendments.  The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

8.2           Entire Agreement.  This Agreement, the Indemnification Agreement, any agreements pertaining to restricted stock and options and any agreements pertaining to any other equity awards granted to Executive constitute the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements. For the avoidance of doubt, this Agreement shall, from and after the Effective Date, supersede the Existing Agreement.

8.3           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

8.4           Severability.  Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement.  Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

8.5           Waiver or Delay.  The failure or delay on the part of the Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof.  A waiver, to be effective, must be in writing and signed by the party making the waiver.  A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

8.6           Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.  Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law.  Without the prior written consent of Executive, this Agreement shall not be assigned by the Company.  The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

8.7           Necessary Acts.  Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

8.8           Governing Law.  This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Florida.

8.9           Notices.  All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:
Address on file with the Company

To the Company:	New Generation Biofuels Holdings, Inc.
5800 Waterloo Road, Suite 140
Columbia, MD 21045
Attn: Chief Executive Officer
Facsimile: (443) 638-0277

8.10           Headings and Captions.  The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

8.11           Construction.  All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

8.12           Counsel.  Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so.  Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

8.13           Withholding of Compensation.  Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:	/s/ Cary J. Claiborne
Cary J. Claiborne
Chief Executive Officer and President

EXECUTIVE

/s/ Dane R. Saglio
Dane R. Saglio

EXHIBIT A

FORM OF WAIVER AND RELEASE AGREEMENT

           THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [______________] (the “Effective Date”), by [Name] (“Executive”) in consideration of severance pay and benefits (the “Severance Payment”) provided to Executive by New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”), pursuant to clauses (b) and (c) of Section 5.3.2 of the Employment Agreement by and between the Company and Executive (the “Employment Agreement”).

1.           Waiver and Release.  Subject to the last sentence of the first paragraph of this Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment.  Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.  Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive.

           Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law.  He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.

           Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2.           Acknowledgments.  Executive is signing this Release knowingly and voluntarily.  He acknowledges that:

(a)	He is hereby advised in writing to consult an attorney before signing this Release Agreement;

(b)
He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release Agreement knowingly and voluntarily of his own free will;

(c)	He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;

(d)	He has been given at least twenty-one (21) calendar days to consider this Release, or he or she expressly waives his right to have at least twenty-one (21) days to consider this Release;

(e)
He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payment;

(f)
He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.

3.           No Admission of Liability.  This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.           Entire Agreement.  There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5.           Execution.  It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.           Severability.  If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.           Governing Law.  This Release shall be governed by the laws of the State of Florida, excluding the choice of law rules thereof.

8.           Headings.  Section and subsection headings contained in this Release are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE: